Exhibits 5.1 and 23.3

OPINION OF DAVIS POLK & WARDWELL LLP

March 16, 2010

Iridium Communications Inc.
6707 Democracy Boulevard, Suite 300
Bethesda, Maryland 20817

Ladies and Gentlemen:

Iridium Communications Inc. (formerly known as GHL Acquisition Corp.), a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company to be issued upon exercise of warrants issued in a private placement in connection with the Company’s formation and resold pursuant to the Registration Statement, which are exercisable for shares of Common Stock at an exercise price of $7.00 per share (the “Founder’s Warrants”) and (ii) the resale by certain selling securityholders in one or more secondary offerings of (a) the Founder’s Warrants, (b) shares of Common Stock to be issued upon exercise by such selling securityholders of the Founder’s Warrants, (c) shares of Common Stock issued to such selling securityholders in a private placement in connection with the Company’s formation, (d) shares of Common Stock issued to the sellers of Iridium Holdings LLC (“Iridium Holdings”) in connection with the Company’s acquisition of Iridium Holdings and (e) shares of Common Stock issued to Greenhill & Co. Europe Holdings Limited upon conversion of its convertible note purchased from Iridium Holdings.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1.
The shares of Common Stock issuable upon exercise of the Founder’s Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Founder Warrants and, when issued and delivered in accordance with the terms of the Amended and Restated Warrant Agreement between the Company and American Stock Transfer & Trust Company, as warrant agent, dated as of February 20, 2008 (the “Warrant Agreement”), will be validly issued, fully paid and non-assessable.

2.
The Founder’s Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.
The shares of Common Stock issued (a) in a private placement in connection with the Company’s formation, (b) to the sellers of Iridium Holdings in connection with the Company’s acquisition of Iridium Holdings and (c) to Greenhill & Co. Europe Holdings Limited upon conversion of its convertible note purchased from Iridium Holdings have been duly authorized and are validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Company shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, (iii) the Warrant Agreement is a valid, binding and enforceable agreement of each party thereto (other than the Company), and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such security.  We have also assumed that neither the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law  or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of the Securities” in each of the prospectuses, which are a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours, /s/ Davis Polk & Wardwell LLP